UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K/A

AMENDMENT NO. 1
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 6, 2011
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SIONIX CORPORATION
(Exact name of Company as specified in Charter)
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Nevada	002-95626-D	87-0428526
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

914 Westwood Blvd., Box 801
Los Angeles, CA 90024
 (Address of Principal Executive Offices)

(704) 971-8400
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Explanatory Note

The purpose of this Amendment No. 1 to the Current Report on Form 8-K that was filed on April 8, 2011 is to amend the disclosure relating to the payment of a commission and other consideration in connection with the Private Placement described in this Current Report.

Item 3.02                      Unregistered Sales of Equity Securities.

On April 6, 2011, Sionix Corporation (“Sionix”) completed a private placement in which it sold and issued 21,191,685 units of its securities to twenty-two (22) accredited investors at a purchase price of $0.06 per unit, for aggregate gross proceeds of $1,271,501.12 (the “Private Placement”).  The Private Placement was made pursuant to a Securities Purchase Agreement between Sionix and each investor.  Each unit consisted of one (1) share of common stock and included fifty (50%) warrant coverage such that each investor received a warrant to purchase a number of shares of common stock equal to fifty percent (50%) of the number of units purchased by the investor, for a total of 10,595,843 shares of common stock issuable upon exercise of the investor warrants.  The warrants are valid for a period of five (5) years from the closing date and are exercisable at a price of $0.17 per share.  The investors in the Private Placement were existing shareholders of Sionix prior to the Private Placement or otherwise had a pre-existing relationship with Sionix prior to the Private Placement.  A copy of the Securities Purchase Agreement and form of investor warrant are furnished as Exhibits 10.1 and 10.2, respectively, to this Current Report.

In connection with the Private Placement, Sionix paid a registered broker-dealer a commission and other consideration consisting of (a) a cash payment of $100,000, and (b) a five (5)-year warrant for the purchase of up to 1,637,500 shares of common stock at an exercise price of $0.06 per share.

The Private Placement was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder, inasmuch as the securities were issued to accredited investors only without any form of general solicitation or general advertising.

Item 9.01.                      Financial Statements and Exhibits.

10.1	Securities Purchase Agreement*
10.2	Form of Investor Warrant*

*Previously filed.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, Sionix has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized

Dated:  May 13, 2011

SIONIX CORPORATION

By:	/s/ David R. Wells
David R. Wells
President and Chief Financial Officer